Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT (the “Amendment”), dated December 3, 2014, is entered into by and between EMCORE CORPORATION, a New Jersey corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”).

RECITALS

Emcore and Wells Fargo are parties to a Credit and Security Agreement dated November 11, 2010 (as amended from time to time, the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                      Amendments.  The Credit Agreement is hereby amended as follows:

(a)                                 The first paragraph of the Recitals to the Credit Agreement is hereby deleted and replaced as follows:

Company has asked Wells Fargo to provide it with a $15,000,000.00 revolving line of credit (the “Line of Credit”) for working capital purposes and to facilitate the issuance of standby letters of credit.  Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.

(b)                                 Section 1.1(a) of the Credit Agreement is hereby deleted and replaced as follows:

Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $15,000,000.00 (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.

(c)                                  Section 1.1(b) of the Credit Agreement is hereby deleted and replaced as follows:

Maturity and Termination Dates. Company may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) November 11, 2015 (the “Maturity Date”), (ii)

the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the “Termination Date.”)

(d)                                 Section 1.2(a) of the Credit Agreement is hereby deleted and replaced as follows:

(a)                                 Borrowing Base.  The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)                                     85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less, plus

(ii)                                  85% or such lesser percentage of Eligible Foreign Accounts (which are not more than 120 days past invoice date) as Wells Fargo in its sole discretion may deem appropriate, provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less or $5,000,000.00, whichever is less, plus

(iii)                               85% or such lesser percentage of the Net Orderly Liquidation Value of Eligible Inventory (consisting of finished goods or raw materials) as Wells Fargo in its sole discretion may deem appropriate, or $5,000,000.00, whichever is less, less

(iv)                              the Borrowing Base Reserve, less

(v)                                 Indebtedness (including amounts outstanding under letters of credit) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(vi)                              Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any rate hedge agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.

(e)                                  Section 1.5 of the Credit Agreement is hereby deleted and replaced as follows:

Section 1.5  [RESERVED]

(f)                                   Section 1.7(a) of the Credit Agreement is hereby deleted and replaced as follows:

(a)                                 Interest Rates Applicable to Line of Credit.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

The “Floating Rate” for Line of Credit Advances = an interest rate equal to the sum of (i) Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes, plus (ii) (a) three percent (3.0%) if the average excess availability under the Borrowing Base for the immediately preceding fiscal quarter was at least $7,500,000.00, or (b) three and one-half percent (3.5%) if the average excess availability under the Borrowing Base for the immediately preceding fiscal quarter was less than $7,500,000.00.  The Floating Rate will be adjusted on the first day of each fiscal quarter.

(g)                                  Section 3.4 of the Credit Agreement is hereby deleted without replacement.

(h)                                 Section 5.6 of the Credit Agreement is hereby amended by adding a clause (g) to the end thereof as follows:

(g)  A note representing a portion of the consideration under the Telecom Purchase Agreement in the original principal amount of approximately $16,000,000 (as such principal amount may be adjusted pursuant to the terms of the Telecom Purchase Agreement).

(i)                                     Section 5.17 of the Credit Agreement is hereby deleted and replaced as follows:

Sale or Transfer of Assets; Suspension of Business Operations. Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary wholly owned by the Company, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and the sale of its interest in the Suncore joint venture to its Chinese joint venture partner for a price of not less than $3,000,000.00, and shall not liquidate, dissolve or suspend business operations. Company shall not transfer any part of its ownership interest in any Intellectual Property Rights, except as allowed pursuant to this Section 5.17, and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business. If Company transfers any Intellectual Property Rights for value (other than in connection with a Permitted Contract), Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness. Company shall not license any other Person to use any of

Company’s Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business or as contemplated by the Permitted Contracts. Notwithstanding the above, and subject to the limitations detailed below, Wells Fargo hereby consents to the transactions detailed in the following contracts:

i)  So long as the Company receives not less than $100,000,000.00 in gross proceeds from the transaction, the Company shall be permitted to close the transaction evidenced by that certain Asset Purchase Agreement dated as of September 17, 2014 by and between the Company and SolAero Technologies Corp. (f/k/a Photon Acquisition Corporation) (the “Space Purchase Agreement”); and

ii)  So long as the Company receives not less than $10,000,000.00 in gross proceeds (whether in the form of cash or a carryback note) from the transaction, the Company shall be permitted to close the transaction evidenced by that certain Asset Purchase Agreement dated as of October 22, 2014 by and between the Company and NeoPhotonics Corporation (the “Telecom Purchase Agreement”, and together with the Space Purchase Agreement, the “Permitted Contracts”, and each a “Permitted Contract”).

(j)                                    The definitions of “Real Estate Facility Maturity Date”, “Real Estate Facility Termination Date” and “Real Estate Term Note” contained in Exhibit A to the Credit Agreement are hereby deleted without replacement.

(k)                                 The following definitions are hereby added in Exhibit A of the Credit Agreement in the appropriate alphabetical order:

“Permitted Closing” means a Closing (as defined in either Permitted Contract).

“Permitted Contract” is defined in Section 5.17.

2.                                      No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3.                                      Releases.  Effective automatically upon a Permitted Closing, which may be conclusively evidenced by the Company’s delivery to Wells Fargo of a certificate of an Officer of the Company stating that a Permitted Closing has occurred: (a) the Security Interest in the Collateral constituting Purchased Assets (as defined in the applicable Permitted Contract) or the release of which is contemplated by a Permitted Contract (the “Released Assets”) granted in favor of Wells Fargo shall automatically terminate and the Released Assets shall be released from any Liens granted by the Credit Agreement, the Negative Pledge, the Patent and Trademark Security Agreement, and any other Security Document then in effect; and (b) if all of the equity a Subsidiary of the Company is included in Released Assets, such Subsidiary shall automatically be released from any Loan Document to which it is then a party and from all liability under its Guaranty and any other Loan Document or otherwise for any and all Indebtedness. Wells Fargo agrees to work in good faith with the buyers under the Permitted Contracts to prepare the proper documents and instruments (including, without limitation, UCC termination statements or releases, releases of any Intellectual Property grants,  mortgage terminations, negative pledge terminations and such other instruments and releases as may be necessary or reasonably requested by the Company to effect such release and, to the extent necessary or reasonably requested by the Company, shall authorize the delivery and/or filing of any such documents or instruments) acknowledging the termination hereof or the release of such Collateral and release from liability for the Indebtedness, as the case may be. Notwithstanding anything in this Section 3 to the contrary, Wells Fargo and the Company agree that the forms of UCC amendments, termination statements, or releases attached hereto as Exhibit A, the Intellectual Property releases attached hereto as Exhibit B, and the form of the real estate related releases attached hereto as Exhibit C are all acceptable, and the Company or its designee is authorized to file applicable amendments, terminations, or releases in the form of Exhibits A through C upon the applicable Permitted Closing.

4.                                      Conditions Precedent.

(a)                                 Except as provided below in Section 4(b), this Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its reasonable discretion:

(i)                                     The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each such Guarantor.

(ii)                                  A Certificate of the Secretary of the Company (the “Amendment Certificate”) certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the articles of incorporation and bylaws of the Company attached thereto remain full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, (iii) the officers and agents of the Company contained therein are authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company, and (iv) any updates to Exhibit D to the Credit Agreement necessary to make the representations and warranties contained in Section 5(c) correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(b)                                 Sections 1(a), 1(b), and 1(d) of this Amendment shall be effective subject to the following additional condition precedent:

(i)                                     Wells Fargo shall have received written notice from the Company of the occurrence of a Permitted Closing under the Space Purchase Agreement.

5.                                      Representations and Warranties.  The Company hereby represents and warrants to Wells Fargo as follows:

(a)                                 The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)                                 The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof (after giving effect to any updates to the information contained therein pursuant to Section 5.1 of the Credit Agreement, the Amendment Certificate, or otherwise delivered to Wells Fargo in writing prior to the date hereof) as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

6.                                      References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7.                                      Limited Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment. Notwithstanding anything in this Section 7 to the contrary, upon the effectiveness of this Amendment, Wells Fargo waives any Default or Event of Default under the Credit Agreement or any other Loan Document arising out of the transactions contemplated by the Permitted Contracts.

8.                                      Release.  The Company, and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company or each Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown, except to the extent resulting from gross negligence, bad faith or willful misconduct or a material breach by a Released Party of the Credit Agreement or any other Loan Document, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

9.                                      Costs and Expenses.  The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Company specifically agrees to pay all title insurance premiums, fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such premiums, fees, disbursements, costs and expenses and the fee described in Section 10 below.

10.                               Amendment Fee.  Company shall pay Wells Fargo a fully earned, non-refundable fee in the amount of $150,000.00 in consideration of Wells Fargo’s execution and delivery of this Amendment, which fee shall be due and payable on January 31, 2015.

11.                               Onetime Waiver of Line of Credit Reduction Fees.  The fee associated with the reduction of the Maximum Line from $35,000,000.00 to $15,000,000.00 is hereby waived.  This is a onetime waiver and nothing herein shall be construed as entitling the Company to any similar waiver at any time in the future.

12.                               Miscellaneous.  This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment and the Acknowledgment and Agreement of Guarantors by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EMCORE CORPORATION, a New Jersey corporation

By	/s/ Alfredo Gomez

	Its	General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Joseph Primack

	Its	Authorized Signatory

[Signature Page to Sixth Amendment to Credit Agreement]

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a guarantor of the indebtedness of EMCORE CORPORATION (the “Company”) to Wells Fargo Bank, National Association (as more fully defined in Paragraph 1 of this Amendment, “Wells Fargo”), acting through its Wells Fargo Capital Finance operating division, pursuant to the separate Guaranty of each dated November 11, 2010 (each, a “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 8 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Wells Fargo pursuant to the terms of the Guaranty; and (iv) acknowledges that Wells Fargo may amend, restate, extend, renew or otherwise modify the Agreement and any indebtedness or agreement of the Company, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Company’s present and future indebtedness to Wells Fargo.

CORONA OPTICAL SYSTEMS, INC., a Delaware corporation

By:	/s/ Alfredo Gomez

Its:	Secretary

EMCORE IRB COMPANY, LLC, a New Mexico limited liability company on behalf of EMCORE Corporation, sole member

By:	/s/ Alfredo Gomez

Its:	Secretary

EMCORE SOLAR POWER, INC., a Delaware corporation

By:	/s/ Alfredo Gomez

Its:	Secretary

[Signature Page to Sixth Amendment to Credit Agreement]